Exhibit 10.87

AGREEMENT

This Agreement is made by and between Shelor Motor Mile Inc. (“Motor Mile”), a Virginia corporation, and American Rebel Holdings, Inc. (“American Rebel”), a Nevada corporation, effective as of March 30, 2026.

Shelor Motor Mile Inc. has entered into a Sponsorship Agreement with Tony Stewart Racing Nitro, LLC (“TSRN”), dated March 10, 2025, wherein Motor Mile has purchased certain promotional Sponsor Benefits which include two (2) Primary Race Sponsorships for the 2026 NHRA racing season. In exchange for payment as described below, Motor Mile desires to sell/transfer and American Rebel desires to purchase/accept the two (2) Primary Race Sponsorships.

Events:	May 29-31 Inaugural NHRA Potomac Nationals (Maryland)
May 1-3 NHRA Southern Nationals (Georgia)

Sponsor Benefits:	TSRN is aware of this Agreement and has agreed to pass through the listed Sponsor Benefits from Motor Mile to American Rebel.

Display of American Rebel Sponsor Trademarks during the Events identical to the American Rebel appearance on other Primary Races purchased by American Rebel directly from TSRN.

Ten (10) race tickets and hospitality passes for each day of each Event.

Price & Payment:	The Total Price for the sale/transfer of the two (2) Primary Race Sponsorships is Four Hundred Thousand Dollars ($400,000.00). Motor Mile agrees to accept from American Rebel, as payment in full of the Total Price, shares of American Rebel stock. The number of shares to be accepted as payment will be 53,334 shares of Series D Convertible Preferred Stock with an issuance value of $7.50 per share. The full number of shares will be transferred to Shelor Motor Mile Inc. no later than five (5) calendar days following the effective date of this Agreement, with proof of transfer being provided to Motor Mile by either physical or electronic means. Failure to transfer the shares as agreed will result in termination of this Agreement and reversion of the Sponsor Benefits to Motor Mile.

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Indemnification:	American Rebel indemnifies and holds harmless Motor Mile (including its Owners, Affiliates, Managers, Partners, Directors, Officers and Employees) from any liability whatsoever for any and all injuries and/or damages resulting from American Rebel’s sponsorship of or attendance at the Events.

/s/ David L. Hagan	/s/ Charles A. Ross, Jr.
Shelor Motor Mile Inc.	American Rebel Holdings, Inc.
By: David L. Hagan, VP/Secretary	By: Charles A. Ross, Jr., CEO

03/30/2026	03/30/2026
Date Signed	Date Signed

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